ARTICLES OF INCORPORATION

                                       OF

                   MID-WAY MEDICAL AND DIAGNOSTIC CENTER, INC.


     The undersigned, a natural person being more than eighteen years of age, acting as incorporator of a corporation pursuant to the provisions of (lie General Corporation Laws of the State of Nevada, does hereby adopt (lie following Articles of Incorporation for such corporation:

                                    Article I
                                      Name

     The name of the corporation is Mid-Way Medical and Diagnostic Center, Inc.

                                   Article II
                                    Duration

     The duration of the corporation is perpetual.

                                   Article III
                                    Purposes

     The purpose for which this corporation is organized is to transact any lawful business, or to promote or conduct any legitimate object or purpose, under and subject to the laws of the State of Nevada.

                                   Article IV
                                 Capitalization

     Section 1. The number and class of shares which the corporation is authorized to issue is 50,000,000 shares of common voting stock only and the par value of all such shares is to be $0.001 per share

     Section 2. The shareholders shall have no preemptive rights to acquire additional or treasury shares of this corporation.


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                                    Article V
                           Registered Agent and Office

     The street and mailing address of the initial registered office of the corporation is 1 East First Street, Reno, Nevada 89501, and the name of the registered agent of the corporation at that address is The Corporation Trust Company of Nevada.

                                   Article VI
                                    Directors

     The business of this corporation shall be managed by its Board of Directors. The number of such directors shall be not less than one (1) and, subject to such minimum may be increased from time to tome in the manner provided in the Bylaws. The initial Board of Directors shall consist of one person, the name and address of whom are set forth as follows: David Cohen 1600 Market Street, 33rd Floor, Philadelphia, PA 19103.

                                   Article VII
                                  Incorporator

     The name and address of the incorporator is: Ronald N. Vance, 57 West 200 South, Suite 310, Salt Lake City, UT 84101.

                                  Article VIII
                             Limitation of Liability

     No director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding the foregoing sentence, a director or officer shall be liable to the extent provided by applicable law,
(i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of distributions in violation of NRS 78.300. Notwithstanding anything contained in the Articles of Incorporation to the contrary, the personal liability of the directors or officers of the Corporation is hereby eliminated to the fullest extent permitted by the applicable provisions of the Nevada Revised Statutes, as the same may be amended and supplemented.

                                   Article IX
                                 Indemnification

     The Corporation shall, to the fullest extent permitted by Sections 78.751 et seq. of the Nevada Revised Statutes, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said sections from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said sections, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those


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indemnified may be entitled under any bylaw, agreement,  vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                                    Article X
                                  Shareholders

     Section 1. Acquisition of Controlling Interest. The provisions relating to any control share acquisition as contained in Sections 78.378 et seq. of the Nevada Revised Statutes now or hereafter amended, and any successor provisions shall not apply to the corporation.

     Section 2. Ouorum. The holders of shares entitled to one-third of the votes at a meeting of shareholders shall constitute a quorum.

     Dated this 11th day of November 1997.

                                                    /s/ Ronald N. Vance
                                                    ---------------------------
                                                    Ronald N. Vance
State of Utah            )
                         ) ss.
County of Salt  Lake     )

     On the 11th day of November, 1997, personally appeared before me, a Notary Public, Ronald N. Vance who acknowledged that he had executed the foregoing Articles of Incorporation of Mid-Way Medical and Diagnostic Center, Inc.


                                                    /s/ Anna Ashby
         [SEAL]                                     ---------------------------
      Notary Public                                 Notary Public
      ANNA ASHBY
     2200 South State
Salt Lake City, Utah 84115
 My Commission Expires
    January 30, 2000
      State of Utah

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